UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

 August 30, 2010 (August 24, 2010)
Date of Report (Date of Earliest Event Reported)

VIRTUAL MEDICAL CENTRE, INC.
 (Exact name of registrant as specified in its charter)

Nevada	000-52090	98-0459440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

L1, 414 Scarborough Beach Road,
Osborne Park, WA, Australia 6017
 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: +61-8-938-80344

CLIFF ROCK RESOURCES CORP.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2010, the board of directors of Virtual Medical Centre, Inc., a Nevada Corporation (the “Company”) granted options to purchase an aggregate of 400,000 shares of the Company’s common stock to the Managing Director, Wayne Hughes, and General Manager, Thomas Maher, of its wholly-owned subsidiary, Virtual Medical Centre, Ltd., an Australian corporation (“VMC, Ltd”).

The grant of the options to each of Mr. Hughes and Mr. Maher was in accordance with the terms of their respective employment agreements as a result of VMC, Ltd. reaching the following milestones:

1.
Options to purchase 100,000 shares of the Company’s common stock were issued to each of Mr. Hughes and Mr. Maher by virtue of VMC, Ltd. obtaining 25,000 subscribers to the virtualmedicalcentre.com website; and

2.
Options to purchase 100,000 shares of the Company’s common stock were issued to each of Mr. Hughes and Mr. Maher as a result of VMC, Ltd. sustaining 300,000 unique visitors to the virtualmedicalcentre.com website over a period of six (6) months.

The 200,000 options granted to each of Mr. Hughes and Mr. Maher vest immediately and expire on August 25, 2014.  The options are exercisable, in whole or in part, at AUD$0.16 ($0.143, based on the conversion rate of AU$1 to $0.8936 on August 30, 2010) per share.

Mr. Hughes and Mr. Maher currently serve as the Chief Executive Officer and Chief Operating Officer, respectively, of the Company.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between Virtual Medical Centre, Limited and Wayne Hughes (Exhibit 10.4 to our Current Report on Form 8-K as filed with the SEC on May 28, 2010)

10.2	Employment Agreement between Virtual Medical Centre, Limited and Thomas Maher (Exhibit 10.5 to our Current Report on Form 8-K filed as with the SEC on May 28, 2010)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 30, 2010	Virtual Medical Centre, Inc.

	By:	/s/ Wayne Hughes
Name: Wayne Hughes
Title: Chief Executive Officer